EX-10.1 SHARE EXCHANGE AGREEMENT

EXCHANGE OF SHARES AGREEMENT

THIS EXCHANGE OF SHARES AGREEMENT (the "Agreement") made and entered into this 20th day of March, 2023 (the "Execution Date"),

BETWEEN:

Mid-Cal Ag Aviation Inc

of 853 South Sonoma Avenue, Kerman, CA 93630

(the "Seller")

and

TORtec Group Corporation

of 30 N. Gould St., Suite 2489, Sheridan, WY 82801

(the "Purchaser")

PREAMBLE

A.	WHEREAS the authorized share capital of the Seller consists of 100,000 ordinary no par value common shares of which the issued share capital is 100,000 common shares.
B.	WHEREAS the Seller desires to sell the 100% of its shares and its entire ownership to the Purchaser, and the Purchaser desires to purchase the Seller’s shares and its entire ownership from the Seller.

C.	WHEREAS the Seller warrants that all its shareholders have agreed to the sale of all such issued shares.

IN CONSIDERATION OF and as a condition of the parties entering into this Share Exchange Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Share Exchange Agreement agree as follows:

Terms of Purchase and Sale

1.	The Seller agrees on date of signature hereof, to sell and the Purchaser agrees to purchase all the rights, title and interest in the Shares and intangible property including without limitation all trademarks, service marks, brand names, logos, customer lists and contracts owned by the Seller as cited above as Mid-Cal Ag Aviation Inc., (“Mid-Cal”) for and in consideration of 1,000,000 (one million) shares of TORtec Group Corporation Common Stock shares (the Shares). Seller shall retain ownership of tangible and personal property associated with Mid-Cal.
2.	Shares shall be issued equally between the owners of Mid-Cal: Kevin J. Morton 500,000 Shares, Bernadette Morton 500,000 Shares.
3.	Purchaser shall have the right to buy back the 1,000,000 shares at $1.00 per share, within 12 months following execution of this Agreement. Upon redemption of the shares, Seller shall transfer ownership of all tangible supplies and equipment associated with Mid-Cal. If Purchaser fails to redeem all the shares within said 12 months, Seller shall retain all the unredeemed shares.
4.	Seller’s president, Kevin J. Morton, will continue as president and manager of all aspects of day-to-day operations of Mid-Cal and shall work with Purchaser to execute Purchaser’s business plan attached hereto as Addendum A, for at least 24 months following execution of this Agreement. All banking within Mid-Cal will be managed by Kevin and his current management team.

Representations and Warranties of the Seller

5.	The Seller warrants as follows:
a.	The Seller will not be recognized as an issuer, insider, affiliate, or associate of the Purchaser as defined or recognized under applicable securities laws and regulations.
b.	The Seller is the owner in clear title of the Mid-Cal shares and the shares are free of any lien, encumbrance, security interests, charges, mortgages, pledges, or adverse claim or other restriction that will prevent the transfer of clear title to the Purchaser.
c.	The Seller is not bound by any agreement that will prevent any transactions connected with this Agreement.
d.	There is no legal action or suit pending against any party, to the knowledge of the Seller that will materially affect this Agreement.

Representations and Warranties of the Purchaser

6.	The Purchaser warrants and represents to the Seller as follows:
a.	The Purchaser will not be recognized as an issuer, insider, affiliate, or associate of Mid-Cal as defined or recognized under applicable securities laws and regulations.
b.	The Purchaser is not bound by any agreement that will prevent any transactions connected with this Agreement.
c.	There is no legal action or suit pending against any party, to the knowledge of the Purchaser that will materially affect this Agreement.

Expenses

7.	All parties agree to pay all their own costs and expenses in connection with this Agreement. Purchaser will pay for the initial audits of Mid-Cal.

Finder's Fees

8.	No party to this Agreement will pay any type of finder's fee to any other party to this Agreement or to any other individual in connection to this Agreement.
9.	All parties to this Agreement warrant and represent that no investment banker or broker or other intermediary has facilitated the transaction contemplated by this Agreement and is entitled to a fee or commission in connection with said transaction. All parties to this Agreement indemnify and hold harmless all other parties to this Agreement in connection with any claims for brokerage fees or other commissions that may be made by any party pertaining to this Agreement.

Governing Law

10.	The Purchaser and the Seller submit to the jurisdiction of the courts of Wyoming for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement.

Indemnification

11.	Indemnification by Purchaser:

Purchaser hereby agrees to indemnify and defend the Seller and its officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (“Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such party in respect of any damage, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) (“Damages”) against or affecting such Indemnified Party or which, if determined adversely to such Indemnified Party, will give rise to, evidence the existence of, or relate to, any other Damages and the investigation, defense or settlement of any of the foregoing Damages which such Indemnified Party may suffer, sustain or become subject to, as a result of or relating to the transaction contemplated by this Agreement and the operation of the Business after the Final payment Date, which Damage is substantially caused by the Indemnifying Party.

12.	Indemnification by Seller:

Seller hereby agrees to indemnify and defend the Purchaser and its officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (“Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such party in respect of any damage, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) (“Damages”) against or affecting such Indemnified Party or which, if determined adversely to such Indemnified Party, will give rise to, evidence the existence of, or relate to, any other Damages and the investigation, defense or settlement of any of the foregoing Damages which such Indemnified Party may suffer, sustain or become subject to, as a result of or relating to the transaction contemplated by this Agreement and the operation of the Business after the Final payment Date, which Damage is substantially caused by the Indemnifying Party.

Additional Clauses

13.	Any damages incurred due to a failure to raise capital, market failures, world epidemics, or natural disasters will be limited to Purchaser and the cost of audits, business plans and other costs that have already been paid by Purchaser.

Miscellaneous

14.	The Seller and the Purchaser agree that time is of the essence in this Agreement.
15.	This Agreement may be executed in counterparts. Facsimile or email signatures are binding and are considered to be original signatures.
16.	All warranties and representations of the Seller and the Purchaser connected with this Agreement will survive the Final payment date.
17.	This Agreement will not be assigned either in whole or in part by any party to this Agreement without the written consent of the other party.
18.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.
19.	If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.
20.	This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations, which may have been made by any party to this Agreement in the negotiation stages of this Agreement, may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

21.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Seller and the Purchaser and their respective successors, assigns, executors, administrators, beneficiaries, and representatives.
22.	Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement, or via email with confirmation of receipt, or as the parties may later designate in writing.
23.	All rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

IN WITNESS WHEREOF the Seller and Purchaser have duly affixed their signatures under hand and seal on this 20th day of March 2023.

For and Behalf of:

Mid-Cal Ag Aviation Ltd. (Seller)
/s/ Kevin J. Morton______________
Kevin J. Morton, President

For and Behalf of: TORtec Group Corporation (Purchaser)
/s/ Stephen H. Smoot___________ Stephen H. Smoot, President/CEO

ADDENDUM “A”

Business plan

Executive Summary

Mid-Cal Ag Aviation, Inc.

Executive Summary:

Mid-Cal Ag Aviation, Inc. is an aerial application business that aims to reduce or replace the use of prevalent commercial fertilizers with a proprietary all-natural replacement, resulting in the dramatic reduction of chemical pollution and promoting sustainable agriculture. Our business plan outlines a strategy to capture 25% of the $35 billion Aerial application industry globally. Our proprietary all-natural replacement will provide an effective, eco-friendly alternative to conventional fertilizers that can improve soil health and crop yields.

Market Analysis:

The global fertilizer market is valued at $200 billion, with the largest market share held by nitrogen-based fertilizers. The market is expected to grow at a CAGR of 2.5% from 2021 to 2028. The demand for all natural fertilizers is growing due to increased awareness about the environmental impact of conventional fertilizers. The Aerial application industry is valued at $35 billion, with North America being the largest market for Aerial application services. The market is expected to grow at a CAGR of 3.8% from 2021 to 2028.

Product Description:

Mid-Cal Ag Aviation, Inc. will use a proprietary all-natural replacement to fertilizers in the Aerial application process. Our all-natural replacement is made from natural materials and has been shown to improve soil health and crop yields while reducing chemical pollution. Our product is easy to use and can be applied through standard Aerial application equipment.

Marketing and Sales Strategy:

Our marketing strategy will focus on educating farmers about the benefits of our all-natural replacement and how it can improve their crop yields while promoting sustainable agriculture. We will attend trade shows and conferences to reach out to potential customers, and also partner with agricultural organizations to promote our product. Our sales strategy will involve direct sales to farmers, as well as partnerships with Aerial application companies to offer our product as an add-on service.

Management Team:

Mid-Cal Ag Aviation, Inc. will be led by Kevin Morton and a team of experienced professionals in the agriculture and aviation industries. Our team has a combined experience of over 50 years in Aerial application and agriculture, and we have extensive knowledge of the market and industry trends.

Financial Projections:

Our financial projections indicate that we will require an initial investment of $5 million to launch our product and capture 25% of the Aerial application market. We anticipate generating revenue of $50 million in the first year, increasing to $100 million by the third year. Our gross profit margin is estimated at 30%, with an operating profit margin of 15%.

Conclusion:

Mid-Cal Ag Aviation, Inc. is poised to disrupt the Aerial application and fertilizer markets with our proprietary all-natural replacement. We have a highly experienced management team, a unique and eco-friendly product, and a sound marketing and sales strategy. We are confident that our business plan will lead to a successful launch and profitable growth in the years to come.